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                                                                     EXHIBIT 5.1

                [STRADLLING, YOCCA, CARLSON & RAUTH LETTERHEAD]

                                November 14, 1996

Gish Biomedical, Inc.
2681 Kelvin Avenue
Irvine, California  92714

                  RE:      Registration Statement on Form S-3

Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-3 (the "Registration Statement"), being filed by Gish Biomedical, Inc., a California corporation (the "Company"), with the Securities and Exchange Commission on November 15, 1996, in connection with the registration under the Securities Act of 1933, as amended, of 240,240 shares of Common Stock, no par value, of the Company (the "Common Stock"). The shares of Common Stock may be offered for resale from time to time by and for the account of the stockholder of the Company named in the Registration Statement.

         We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion. Based upon the foregoing and such issues of law as we deem relevant, it is our opinion that the 240,240 shares of Common Stock covered by the Registration Statement have been duly authorized and validly issued, and are fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus, which is a part of the Registration Statement, and any amendment thereto.

                                          Respectfully Submitted,

                                          STRADLING, YOCCA, CARLSON & RAUTH